LAROCHE PETROLEUM CONSULTANTS, LTD.

CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS

As independent oil and gas consultants, LaRoche Petroleum Consultants, Ltd. hereby consents to the use of and reference to its name and any and all information contained in our report as of December 31, 2006 relating to Westside Energy Corporation (the “Company”), in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2006. We further consent to the use of information contained in our report, as of December 31, 2005 in such previously filed Registration Statement on Form S-8 (SEC file no. 333-124890) filed on May 13, 2005 and the previously filed Registration Statement on Form S-8 (SEC file no. 333-114686) filed on April 21, 2004.

     LaRoche Petroleum Consultants, Ltd.

    By: /s/ William J. Kazmann

   Name: William J. Kazmann

    Title: Senior Partner

Dallas, Texas
April 17, 2007